FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES SECOND QUARTER FISCAL 2019 FINANCIAL RESULTS

Toronto, August 7, 2019 - SunOpta Inc. (“SunOpta” or the “Company”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced financial results for the second quarter ended June 29, 2019.

“In the second quarter, we delivered consolidated revenue growth, adjusted for changes in our business, of 2.4%, led by accelerated growth rates in both our Healthy Beverage and Healthy Snack platforms, which increased 9.3% and 21.2% respectively,” said Joe Ennen, Chief Executive Officer at SunOpta. “Additionally, our Global Ingredients platform delivered adjusted revenue growth of 1.4%, as strength in Tradin Organic more than offset pressure in the domestic sunflower market.”

“In our Healthy Fruit business, we made progress on the first phase of our fruit margin optimization plan, and encouragingly, we are on plan with our efforts to lower variable labor costs through our investments in automation, increase our finished good production in Mexico, and reduce our processing yield loss, while also focusing commercial efforts to address pricing and contractual terms with customers. However, the weather-related shortfall of strawberry supply in 2019 from both Mexico and California is having a significant impact on gross profit. California freezer volume is down approximately 20% compared to 2018. We are experiencing similar shortfalls compared to our pack plan which is resulting in reduced production volumes and therefore lower overhead absorption and higher rework costs to fill orders, and is further compounded by higher fruit purchase prices, substitution, and labor as we take steps to produce more product in California to compensate for the Mexican strawberry shortfall. These supply issues weighed on profitability during the second quarter and are expected to continue in the near term as we sell through this season’s inventory and take actions to limit future revenue pressure due to the shortage of raw materials. Despite these weather-related crop issues, I am pleased with our fast and flexible response to service customers and our efforts to limit the overall impact to the Company. Our fruit operations were able to flex production schedules, and our sales team has been working with customers to establish service expectations and build sustainable pricing positions where we were misaligned. While our progress against the plan is being more than offset by significant strawberry sourcing challenges, we believe the structural improvements made are sustainable. As a result, we expect to drive improved profitability in Healthy Fruit as supply dynamics return to historical norms.”

“As we look forward to the second half of 2019, we anticipate accelerated growth in both Healthy Beverage and Tradin Organic. In Healthy Beverage, consumer demand for plant-based beverages continues to be robust. The expansion of our Allentown aseptic facility, which added approximately 20% system-wide incremental processing and filling capacity, was completed on time, and we are currently producing and shipping product run on the new lines in the third quarter. At Tradin Organic, we anticipate accelerated growth in the second half of the year, driven by improved throughput at our recently expanded organic cocoa operations and the smooth integration of Sanmark.”

“While the crop-related challenges we are experiencing in Health Fruit are disappointing, we are encouraged by the strong results and growing pipeline we see across the balance of our business. We remain focused on strengthening our product portfolio, accelerating customer-centric, margin accretive innovation, and executing our fruit margin optimization plan to drive growth, margin and long-term shareholder value.”

All amounts are expressed in U.S. dollars and results are reported in accordance with U.S. GAAP, except where specifically noted.

Second Quarter 2019 Highlights:

  Revenues of $293.0 million for the second quarter of 2019, compared to $319.3 million in the second quarter of 2018, a decrease of 8.2%. Adjusted for disposed operations, foreign exchange, commodity prices, a new contract manufacturing arrangement and the acquisition of Sanmark, revenues grew 2.4% during the second quarter.
  Loss attributable to common shareholders of $11.1 million or $0.13 per common share in the second quarter of 2019, compared to a loss attributable to common shareholders of $5.1 million or $0.06 per common share in the second quarter of 2018.
  Adjusted loss¹ of $9.0 million or $0.10 per common share during the second quarter of 2019, compared to an adjusted loss of $5.0 million or $0.06 per common share during the second quarter of 2018.
  Adjusted EBITDA¹ excluding disposed operations of $10.1 million or 3.5% of revenues for the second quarter of 2019, versus $12.7 million or 4.4% of adjusted revenues in the second quarter of 2018.

Second Quarter 2019 Results

Revenues for the second quarter of 2019 were $293.0 million, a decrease of 8.2% compared to $319.3 million in the second quarter of 2018. Excluding the impact on reported revenues of disposed business, including the soy and corn business (sold in February 2019) and exit from flexible resealable pouch product lines (exited in fiscal 2018), changes in commodity-related pricing and foreign exchange rates, a profit-neutral change to a co-manufacturing agreement, and excluding the impact of the acquisition of Sanmark in April 2019, revenues in the second quarter of 2019 increased by 2.4% compared with the second quarter of 2018.

The Consumer Products segment generated revenues of $176.0 million during the second quarter of 2019, an increase of 2.0% compared to $172.6 million in the second quarter of 2018. Excluding the impact of commodity-related pricing, sales of resealable pouch products in the second quarter of 2018, and a profit-neutral change to a co-manufacturing agreement, Consumer Products revenue in the second quarter increased by 3.1% . The growth primarily reflects a 9.3% increase in the Healthy Beverage platform consisting of favorable customer product mix and higher sales of aseptic plant-based beverages and favorable extraction volumes combined with a 21.2% revenue increase in the Healthy Snack platform driven by favorable volumes, partially offset by a 4.9% decline in the Healthy Fruit platform as a result of reduced demand for fruit ingredients and modest declines in volumes and pricing for frozen fruit.

The Global Ingredients segment generated revenues of $117.0 million, a decrease of 20.2% compared to $146.7 million in the second quarter of 2018. Excluding the impact on revenues from the divested soy and corn business, changes in commodity-related pricing and foreign exchange rates, and the acquisition of Sanmark, Global Ingredients revenue in the second quarter increased 1.4% . Adjusting for the items noted above, sales of internationally sourced organic ingredients grew 2.3% during the quarter, driven mainly by increased volumes of oils, nuts, coffee and cocoa, offset by lower volumes of grains, fruits and vegetables, sugars and liquid sweeteners. Sales of domestically sourced ingredients declined 5.5% during the quarter, primarily reflecting lower sunflower volumes, partially offset by higher roasted snack and ingredient volumes.

Gross profit was $27.3 million for the quarter ended June 29, 2019, a decrease of $7.0 million compared to $34.3 million for the quarter ended June 30, 2018. Consumer Products accounted for $5.3 million of the decrease in gross profit, mainly reflecting the impact of a substantial shortfall in strawberries from central Mexico and California due to poor weather conditions, which resulted in commodity price inflation and unfavorable production variances within the frozen fruit operations due to lower plant utilization and rework of bulk inventories to meet customer demand. The negative impact to gross profit from the strawberry shortage during the second quarter of 2019 was approximately $3.6 million. The unfavorability in Healthy Fruit was partially offset by favorable impacts within the Healthy Beverage and Snacks platforms from improved plant utilization due to higher production volumes to meet demand, and productivity-driven cost savings for aseptic beverages and fruit snacks. Global Ingredients accounted for $1.7 million of the decrease in gross profit primarily due to the sale of the soy and corn business, partially offset by higher sales volumes of organic ingredients.

As a percentage of revenues, gross profit for the quarter ended June 29, 2019 was 9.3% compared to 10.8% for the quarter ended June 30, 2018, a decrease of 1.5% . On a pro forma basis, which excludes the gross profit from disposed businesses, as well as $0.5 million of plant expansion and contract manufacturing transition costs in the second quarter of 2019, and in the second quarter of 2018 a claim recovery from a supplier for $1.2 million, less equipment start-up costs of $0.7 million, the gross profit percentage for the second quarter of 2019 would have been approximately 9.5%, compared with 10.7% for the second quarter of 2018.

Segment operating loss¹ was $2.5 million, or 0.9% of revenues in the second quarter of 2019, compared to operating income of $4.6 million, or 1.5% of revenues in the second quarter of 2018. The decrease in operating income year-over-year was primarily attributable to $7.0 million lower gross profit and a $0.3 million increase in SG&A due to higher employee-related compensation costs, partially offset by to the sale of the soy and corn business and rationalized overhead, together with other cost reduction measures. Excluding the operating results of disposed businesses, as well as SG&A expenses related to employee retention and transition costs, our segment operating loss would have been $1.1 million for the second quarter of 2019, compared with income of $2.8 million for the second quarter of 2018.

Other expense for the second quarter of 2019 reflected employee termination costs of $0.7 million associated with the Value Creation Plan, and $0.2 million of legal fees associated with the sale of the soy and corn business, offset by a $0.5 gain related to a project cancellation.

Adjusted EBITDA¹ was $10.1 million or 3.5% of revenues in the second quarter of 2019, compared to $14.8 million or 4.6% of revenues in the second quarter of 2018. Excluding disposed operations, adjusted EBITDA for the quarter ended June 29, 2019 was $10.1 million, compared with $12.7 million for the quarter ended June 30, 2018.

The Company reported a loss attributable to common shareholders for the second quarter of 2019 of $11.1 million, or $0.13 per diluted common share, compared to a loss of $5.1 million, or $0.06 per diluted common share during the second quarter of 2018. Adjusted loss¹ in the second quarter of 2019 was $9.0 million or $0.10 per common share, compared to $5.0 million or $0.06 per common share in the second quarter of 2018. Please refer to the discussion and table below under “Non-GAAP Measures - Adjusted Earnings/Loss”.

Balance Sheet and Cash Flow

At June 29, 2019, SunOpta’s balance sheet reflected total assets of $971.7 million and total debt of $498.5 million. During the second quarter of 2019, cash used in operating activities was $31.7 million, compared to cash used of $34.2 million during the second quarter of 2018. The $2.5 million decrease in cash used in operating activities reflects lower cash used to fund working capital, partially offset by decreased consolidated earnings primarily due to lower profitability in the Company’s Healthy Fruit platform. Cash used in investing activities was $12.9 million in the second quarter of 2019, compared with $10.0 million in the second quarter of 2018, an increase in cash used of $2.9 million due mainly to cash used to finance the acquisition of Sanmark in April 2019.

Conference Call

SunOpta plans to host a conference call at 9:00 A.M. Eastern time on Wednesday, August 7, 2019, to discuss the second quarter financial results. After opening remarks, there will be a question and answer period. This conference call can be accessed via a link on SunOpta’s website at www.sunopta.com under the “Investors” section. To listen to the live call over the Internet, please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number 1 (877) 312-9198 or International dial-in number 1 (631) 291-4622. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days on the Company’s website.

¹ See discussion of non-GAAP measures

About SunOpta Inc.
SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable-based product offerings, supported by a global sourcing and supply infrastructure.

Forward-Looking Statements
Certain statements included in this press release may be considered "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which are based on information available to us on the date of this release. These forward-looking statements include, but are not limited to, our expectation that our structural improvements will persist and drive improved profitability, the anticipated accelerated growth in our Healthy Beverage platform and at Tradin Organic, our expectation for greater cost efficiencies as a result of the further optimization of our national production planning and the estimated full year impact to gross profit from the strawberry shortage. Generally, forward-looking statements do not relate strictly to historical or current facts and are typically accompanied by words such as “continue”, “expected”, “anticipate”, “estimates”, “can”, “will”, “believe”, “targeting”, "should", "would", "plans", "becoming", "intend", "confident", "may", "project", "potential", "intention", "might", "predict", “budget”, “forecast” or other similar terms and phrases intended to identify these forward-looking statements. Forward-looking statements are based on information available to the Company on the date of this release and are based on estimates and assumptions made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments including, but not limited to, unexpected issues or delays with the Company’s structural improvements and automation investments, portfolio optimization and productivity efforts, the sustainability of the Company’s sales pipeline, the Company’s expectations regarding commodity pricing, margins and hedging results, improved availability and field prices for fruit, procurement and logistics savings, freight lane cost reductions, yield and throughput enhancements, and labor cost reductions, as well as other factors the Company believes are appropriate in the circumstances including, but not limited to, general economic conditions, continued consumer interest in health and wellness, ability to maintain product pricing levels, current customer demand, planned facility and operational expansions, closures and divestitures, competitive intensity, cost rationalization, product development initiatives, and alternative potential uses for the Company’s capital resources. Whether actual timing and results will agree with expectations and predications of the Company is subject to many risks and uncertainties including, but not limited to, failure or inability to implement portfolio changes, process improvements, go-to-market improvements and process sustainability strategies in a timely manner; changes in the level of capital investment; local and global political and economic conditions; consumer spending patterns and changes in market trends; decreases in customer demand; delayed or unsuccessful product development efforts; potential product recalls; working capital management; availability and pricing of raw materials and supplies; potential covenant breaches under the Company’s credit facilities; and other risks described from time to time under "Risk Factors" in the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q (available at www.sec.gov). Consequently, all forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized. The Company undertakes no obligation to publicly correct or update the forward-looking statements in this document, in other documents, or on its website to reflect future events or circumstances, except as may be required under applicable securities laws.

Scott Van Winkle
ICR
617-956-6736
scott.vanwinkle@icrinc.com
Source: SunOpta Inc.

SunOpta Inc.
Consolidated Statements of Operations
For the quarters and two quarters ended June 29, 2019 and June 30, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars, except per share amounts)

		Quarter ended		Two quarters ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
	$	$	$	$

Revenues	293,004	319,308	598,279	631,960

Cost of goods sold	265,677	284,962	542,746	563,930

Gross profit	27,327	34,346	55,533	68,030

Selling, general and administrative expenses	27,262	26,948	53,510	55,236
Intangible asset amortization	2,692	2,768	5,434	5,539
Other expense (income), net	445	583	(43,067)	181
Foreign exchange loss (gain)	(90)	(11)	(1,194)	951

Earnings (loss) before the following	(2,982)	4,058	40,850	6,123

Interest expense, net	8,254	8,474	16,993	16,694

Earnings (loss) before income taxes	(11,236)	(4,416)	23,857	(10,571)

Provision for (recovery of) income taxes	(2,324)	(1,290)	7,174	(2,983)

Net earnings (loss)	(8,912)	(3,126)	16,683	(7,588)

Earnings (loss) attributable to non-controlling interests	143	48	89	(51)

Earnings (loss) attributable to SunOpta Inc.	(9,055)	(3,174)	16,594	(7,537)

Dividends and accretion on Series A Preferred Stock	(2,001)	(1,974)	(3,996)	(3,941)

Earnings (loss) attributable to common shareholders	(11,056)	(5,148)	12,598	(11,478)

Earnings (loss) per share
Basic	(0.13)	(0.06)	0.14	(0.13)
Diluted	(0.13)	(0.06)	0.14	(0.13)

Weighted-average common shares outstanding (000s)
Basic	87,683	86,968	87,579	86,889
Diluted	87,683	86,968	87,743	86,889

SunOpta Inc.
Consolidated Balance Sheets
As at June 29, 2019 and December 29, 2018
(Unaudited)
(All dollar amounts expressed in thousands of U.S. dollars)

	June 29, 2019	December 29, 2018
	$	$

ASSETS
Current assets
Cash and cash equivalents	2,530	3,280
Accounts receivable	121,084	132,131
Inventories	377,377	361,957
Prepaid expenses and other current assets	34,224	29,024
Income taxes recoverable	7,558	7,029
Total current assets	542,773	533,421

Property, plant and equipment	168,433	171,032
Operating lease right-of-use assets	72,788	-
Goodwill	28,488	27,959
Intangible assets	155,492	160,975
Deferred income taxes	183	182
Other assets	3,536	3,169

Total assets	971,693	896,738

LIABILITIES
Current liabilities
Bank indebtedness	268,510	280,334
Accounts payable and accrued liabilities	148,248	155,371
Customer and other deposits	719	1,445
Income taxes payable	1,889	2,208
Other current liabilities	309	862
Current portion of long-term debt	1,524	1,840
Current portion of operating lease liabilities	17,402	-
Current portion of long-term liabilities	4,286	4,286
Total current liabilities	442,887	446,346

Long-term debt	228,494	227,023
Operating lease liabilities	56,111	-
Long-term liabilities	2,192	2,079
Deferred income taxes	13,121	8,149
Total liabilities	742,805	683,597

Series A Preferred Stock	81,898	81,302

EQUITY
SunOpta Inc. shareholders’ equity
Common shares	317,735	314,357
Additional paid-in capital	31,518	31,796
Accumulated deficit	(193,553)	(206,151)
Accumulated other comprehensive loss	(10,508)	(9,667)
	145,192	130,335
Non-controlling interests	1,798	1,504
Total equity	146,990	131,839

Total equity and liabilities	971,693	896,738

SunOpta Inc.
Consolidated Statements of Cash Flows
For the quarters and two quarters ended June 29, 2019 and June 30, 2018
(Unaudited)
(Expressed in thousands of U.S. dollars)

		Quarter ended		Two quarters ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
	$	$	$	$

CASH PROVIDED BY (USED IN)

Operating activities
Net earnings (loss)	(8,912)	(3,126)	16,683	(7,588)
Items not affecting cash:
Depreciation and amortization	8,186	8,189	16,488	16,330
Amortization of debt issuance costs	684	600	1,339	1,208
Deferred income taxes	(2,356)	(865)	4,971	(2,151)
Stock-based compensation	2,998	2,104	2,835	4,275
Unrealized gain on derivative contracts	(400)	(2,764)	(288)	(1,243)
Loss (gain) on sale of business	201	-	(45,378)	-
Fair value of contingent consideration	-	43	-	(2,373)
Impairment of long-lived assets	-	70	-	409
Other	(72)	(148)	(134)	(147)
Changes in non-cash working capital, net of businesses acquired or sold	(31,989)	(38,324)	(27,188)	(35,435)
Net cash flows from operations	(31,660)	(34,221)	(30,672)	(26,715)

Investing activities
Net proceeds from sale of business	(201)	-	64,675	-
Purchases of property, plant and equipment	(9,341)	(10,428)	(17,315)	(17,163)
Acquisition of business, net of cash acquired	(3,341)	-	(3,341)	-
Proceeds from sale of assets	-	30	-	730
Other	-	389	-	389
Net cash flows from investing activities	(12,883)	(10,009)	44,019	(16,044)

Financing activities
Increase (decrease) under line of credit facilities	43,367	49,885	(11,294)	50,194
Borrowings under long-term debt	24	-	1,876	-
Repayment of long-term debt	(634)	(415)	(1,357)	(937)
Payment of cash dividends on Series A Preferred Stock	(1,700)	(1,700)	(3,400)	(3,400)
Proceeds from the exercise of stock options and employee share purchases	37	91	265	240
Payment of debt issuance costs	(81)	-	(395)	-
Payment of contingent consideration	-	(4,399)	-	(4,399)
Other	(5)	(5)	216	(45)
Net cash flows from financing activities	41,008	43,457	(14,089)	41,653
Foreign exchange gain (loss) on cash held in a foreign currency	50	(64)	(8)	(35)

Decrease in cash and cash equivalents in the period	(3,485)	(837)	(750)	(1,141)

Cash and cash equivalents - beginning of the period	6,015	2,924	3,280	3,228

Cash and cash equivalents - end of the period	2,530	2,087	2,530	2,087

SunOpta Inc.
Segmented Information
For the quarters and two quarters ended June 29, 2019 and June 30, 2018
Unaudited
(Expressed in thousands of U.S. dollars)

		Quarter ended		Two quarters ended
	June 29, 2019	June 30, 2018	June 29, 2019	June 30, 2018
	$	$	$	$
Segment revenues from external customers:
Global Ingredients	117,007	146,685	245,050	283,016
Consumer Products	175,997	172,623	353,229	348,944
Total segment revenues from external customers	293,004	319,308	598,279	631,960

Segment gross profit:
Global Ingredients	11,762	13,464	24,634	28,099
Consumer Products	15,565	20,882	30,899	39,931
Total segment gross profit	27,327	34,346	55,533	68,030

Segment operating income (loss):
Global Ingredients	3,345	2,965	8,068	6,067
Consumer Products	(1,213)	4,762	(2,551)	8,078
Corporate Services	(4,669)	(3,086)	(7,734)	(7,841)
Total segment operating income (loss)	(2,537)	4,641	(2,217)	6,304

Segment gross profit percentage:
Global Ingredients	10.1%	9.2%	10.1%	9.9%
Consumer Products	8.8%	12.1%	8.7%	11.4%
Total segment gross profit percentage	9.3%	10.8%	9.3%	10.8%

Segment operating income (loss) percentage:
Global Ingredients	2.9%	2.0%	3.3%	2.1%
Consumer Products	-0.7%	2.8%	-0.7%	2.3%
Total segment operating income (loss)	-0.9%	1.5%	-0.4%	1.0%

Non-GAAP Measures

In addition to reporting financial results in accordance with U.S. GAAP, the Company provides additional information about its operating results regarding segment operating income, adjusted earnings and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which are not measures in accordance with U.S. GAAP. The Company believes that segment operating income, adjusted earnings and adjusted EBITDA assist investors in comparing performance across reporting periods on a consistent basis by excluding items that are not indicative of its operating performance. The non-GAAP measures of segment operating income, adjusted earnings and adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

In order to evaluate its results of operations, the Company uses certain other non-GAAP measures that it believes enhance an investor’s ability to derive meaningful period-over-period comparisons and trends from the results of operations. In particular, the Company evaluates its revenues on a basis that excludes the effects of fluctuations in commodity pricing and foreign exchange rates, and the impacts of acquired or disposed operations and changes in contractual relationships with customers. In addition, the Company excludes specific items from its reported results that due to their nature or size, it does not expect to occur as part of its normal business on a regular basis. These items are identified in the tables below. These non-GAAP measures are presented solely to allow investors to more fully assess the Company’s results of operations and should not be considered in isolation of, or as substitutes for an analysis of the Company’s results as reported under U.S. GAAP.

Adjusted Earnings/Loss

When assessing its financial performance, the Company uses an internal measure that excludes charges and gains that it believes are not reflective of normal operations. This information is provided to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management. Adjusted earnings/loss and adjusted earnings/loss per diluted share should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP.

The following is a tabular presentation of adjusted earnings/loss and adjusted earnings/loss per diluted share, including a reconciliation from net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, in recognition of the sale of the soy and corn business in the first quarter of 2019, and the previous exit from flexible resealable pouch and nutrition bar product lines and operations, the Company has prepared these tables in a columnar format to present the effect of the disposal of these operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

		Excluding
	disposed operations		Disposed operations			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the quarter ended	$	$	$	$	$	$
June 29, 2019
Net loss	(8,766)		(146)		(8,912)
Less: earnings attributable to non-controlling interests	(143)		-		(143)
Less: dividends and accretion of Series A Preferred Stock	(2,001)		-		(2,001)
Loss attributable to common shareholders	(10,910)	(0.12)	(146)	-	(11,056)	(0.13)

Adjusted for:
Costs related to the Value Creation Plan(a)	1,675		-		1,675
Plant expansion costs(b)	311		-		311
Costs related to sale of soy and corn business(c)	-		201		201
Contract manufacturer transition costs(d)	201		-		201
Other(e)	30		-		30
Project cancellation(f)	(507)		-		(507)
Net income tax effect(g)	211		(55)		156
Adjusted loss	(8,989)	(0.10)	-	-	(8,989)	(0.10)

June 30, 2018
Net earnings (loss)	(4,517)		1,391		(3,126)
Less: earnings attributable to non-controlling interests	(48)		-		(48)
Less: dividends and accretion of Series A Preferred Stock	(1,974)		-		(1,974)
Earnings (loss) attributable to common shareholders	(6,539)	(0.08)	1,391	0.02	(5,148)	(0.06)

Adjusted for:
Equipment start-up costs(h)	730		-		730
Costs related to Value Creation Plan(i)	669		(30)		639
Product withdrawal and recall costs(j)	122		-		122
Other(k)	122		-		122
Recovery of product withdrawal costs(l)	(1,200)		-		(1,200)
Net income tax effect(g)	(258)		8		(250)
Adjusted earnings (loss)	(6,354)	(0.07)	1,369	0.02	(4,985)	(0.06)

(a)

Reflects employee retention and relocation costs of $0.8 million, and professional fees of $0.2 million recorded in SG&A expenses; and employee termination costs of $0.7 million recorded in other expense.

(b)	Reflects costs related to the expansion of our Allentown, Pennsylvania, aseptic beverage facility, which were recorded in cost of goods sold.
(c)	Reflects legal fees incurred in connection with the sale of the soy and corn business, which were recorded in other expense.
(d)	Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.
(e)	Other included gain/loss of sale of assets and business development costs, which were recorded in other expense.
(f)	Reflects a gain related to a project cancellation, which was recorded in other income.
(g)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for the quarter ended June 29, 2019 (June 30, 2018 – 26%) on adjusted earnings/loss before tax.

(h)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(i)	Reflects professional fees of $0.3 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $0.3 million recorded in other expense.
(j)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(k)	Other included the accretion of contingent consideration obligations and gain/loss on the sale of assets, which were recorded in other expense/income.
(l)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

		Excluding
	disposed operations		Disposed operations			Consolidated
		Per Diluted		Per Diluted		Per Diluted
		Share		Share		Share
For the two quarters ended	$	$	$	$	$	$
June 29, 2019
Net earnings (loss)	(15,967)		32,650		16,683
Less: earnings attributable to non-controlling interests	(89)		-		(89)
Less: dividends and accretion of Series A Preferred Stock	(3,996)		-		(3,996)
Earnings (loss) attributable to common shareholders	(20,052)	(0.23)	32,650	0.37	12,598	0.14

Adjusted for:
Gain on sale of soy and corn business(a)	-		(45,378)		(45,378)
Costs related to the Value Creation Plan(b)	3,533		-		3,533
Plant expansion costs(c)	311		-		311
Contract manufacturer transition costs(d)	289		-		289
Product withdrawal and recall costs(e)	260		-		260
Other(f)	182		-		182
Project cancellation(g)	(507)		-		(507)
Net income tax effect(h)	(615)		12,434		11,819
Adjusted loss	(16,599)	(0.19)	(294)	-	(16,893)	(0.19)

June 30, 2018
Net earnings (loss)	(8,937)		1,349		(7,588)
Add: loss attributable to non-controlling interests	51		-		51
Less: dividends and accretion of Series A Preferred Stock	(3,941)		-		(3,941)
Earnings (loss) attributable to common shareholders	(12,827)	(0.15)	1,349	0.02	(11,478)	(0.13)

Adjusted for:
Costs related to Value Creation Plan(i)	1,653		1,181		2,834
Equipment start-up costs(j)	730		-		730
Product withdrawal and recall costs(e)	445		-		445
Other(k)	115		-		115
Fair value adjustment on contingent consideration(l)	(2,500)		-		(2,500)
Recovery of product withdrawal costs(m)	(1,200)		-		(1,200)
Net income tax effect(h)	(37)		(307)		(344)
Adjusted earnings (loss)	(13,621)	(0.16)	2,223	0.03	(11,398)	(0.13)

(a)	Reflects the recognized gain on sale of the soy and corn business, pending finalization of certain post-closing adjustments, which was recorded in other income.
(b)

Reflects employee retention and relocation costs of $0.9 million, and professional fees of $0.3 million recorded in SG&A expenses; and employee termination costs of $3.5 million, recruitment costs of $0.6 million, and facility closure costs of $0.3 million, net of the reversal of $2.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees, all recorded in other expense.

(c)	Reflects costs related to the expansion of our Allentown, Pennsylvania, aseptic beverage facility, which were recorded in cost of goods sold.
(d)	Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.
(e)

Reflects product withdrawal and recall costs that were not eligible for reimbursement under insurance policies or exceeded the limits of those policies, including costs related to the recall of certain sunflower kernel products initiated in the second quarter of 2016, which were recorded in other expense.

(f)	Other included insurance deductibles, gain/loss of sale of assets, and business development costs, which were recorded in other expense.
(g)	Reflects a gain related to a project cancellation, which was recorded in other income.
(h)

Reflects the tax effect of the preceding adjustments to earnings and reflects an overall estimated annual effective tax rate of approximately 27% for the two quarters ended June 29, 2019 (June 30, 2018 – 26%) on adjusted earnings/loss before tax.

(i)

Reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses; and asset impairment, facility closure and employee termination costs of $2.1 million recorded in other expense, all related to the Value Creation Plan.

(j)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(k)	Other included the accretion of contingent consideration obligations and gain/loss on the sale of assets, which were recorded in other expense/income.
(l)

Reflects a fair value adjustment of $2.5 million to reduce the contingent consideration obligation related to a prior business acquisition, based on the results for the business in fiscal 2018, which was recorded in other income.

(m)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

Segment Operating Income/Loss and Adjusted EBITDA

The Company defines segment operating income/loss as net earnings/loss before income taxes, interest expense and other income/expense items, and adjusted EBITDA as segment operating income/loss plus depreciation, amortization, non-cash stock-based compensation, and other unusual items that affect the comparability of operating performance as identified above in the determination of adjusted earnings/loss. The following is a tabular presentation of segment operating income/loss and adjusted EBITDA, including a reconciliation to net earnings/loss, which the Company believes to be the most directly comparable U.S. GAAP financial measure. In addition, as with adjusted earnings/loss presented above, the Company has prepared these tables in a columnar format to present the effect of the disposals of the soy and corn business, and flexible resealable pouch and nutrition bar operations on the Company’s consolidated results for the current and comparative periods. The Company believes this presentation assists investors in assessing the results of the operations the Company has disposed and the effect of those operations on its financial performance.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the quarter ended	$	$	$
June 29, 2019
Net loss	(8,766)	(146)	(8,912)
Recovery of income taxes	(2,269)	(55)	(2,324)
Interest expense, net	8,254	-	8,254
Other expense, net	244	201	445
Total segment operating loss	(2,537)	-	(2,537)
Depreciation and amortization	8,186	-	8,186
Stock-based compensation	2,999	-	2,999
Costs related to Value Creation Plan(a)	954	-	954
Plant expansion costs(b)	311	-	311
Contract manufacturer transition costs(c)	201	-	201
Adjusted EBITDA	10,114	-	10,114

June 30, 2018
Net earnings (loss)	(4,517)	1,391	(3,126)
Provision for (recovery of) income taxes	(1,808)	518	(1,290)
Interest expense (income), net	8,501	(27)	8,474
Other expense (income), net	613	(30)	583
Total segment operating income	2,789	1,852	4,641
Depreciation and amortization	7,972	217	8,189
Stock-based compensation	2,104	-	2,104
Equipment start-up costs(d)	730	-	730
Costs related to Value Creation Plan(a)	300	-	300
Recovery of product withdrawal costs(e)	(1,200)	-	(1,200)
Adjusted EBITDA	12,695	2,069	14,764

(a)

For the second quarter of 2019, reflects employee retention and relocation costs of $0.8 million, and professional fees of $0.2 million recorded in SG&A expenses. For the second quarter of 2018, reflects professional fees of $0.3 million recorded in SG&A expenses.

(b)	Reflects costs related to the expansion of our Allentown, Pennsylvania, aseptic beverage facility, which were recorded in cost of goods sold.
(c)	Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.
(d)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(e)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

	Excluding
	disposed operations	Disposed operations	Consolidated
For the two quarters ended	$	$	$
June 29, 2019
Net earnings (loss)	(15,967)	32,650	16,683
Provision for (recovery of) income taxes	(5,148)	12,322	7,174
Interest expense, net	16,993	-	16,993
Other expense (income), net	2,311	(45,378)	(43,067)
Total segment operating income (loss)	(1,811)	(406)	(2,217)
Depreciation and amortization	16,359	129	16,488
Stock-based compensation(a)	4,938	-	4,938
Costs related to Value Creation Plan(b)	1,157	-	1,157
Plant expansion costs(c)	311	-	311
Contract manufacturer transition costs(d)	289	-	289
Adjusted EBITDA	21,243	(277)	20,966

June 30, 2018
Net earnings (loss)	(8,937)	1,349	(7,588)
Provision for (recovery of) income taxes	(3,510)	527	(2,983)
Interest expense (income), net	16,736	(42)	16,694
Other expense (income), net	(998)	1,179	181
Total segment operating income	3,291	3,013	6,304
Depreciation and amortization	15,900	430	16,330
Stock-based compensation	4,275	-	4,275
Equipment start-up costs(e)	730	-	730
Costs related to Value Creation Plan(b)	713	-	713
Recovery of product withdrawal costs(f)	(1,200)	-	(1,200)
Adjusted EBITDA	23,709	3,443	27,152

(a)

For the first half of 2019, stock-based compensation of $4.9 million was recorded in SG&A expenses, and the reversal of $2.1 million of previously recognized stock-based compensation related to forfeited awards previously granted to terminated employees was recognized in other income.

(b)

For the first half of 2019, reflects employee retention and relocation costs of $0.9 million, and professional fees of $0.3 million recorded in SG&A expenses. For the first half of 2018, reflects the write-down of remaining flexible resealable pouch and nutrition bar inventories of $0.1 million recorded in cost of goods sold; and professional and consulting fees, and employee recruitment and relocation costs of $0.6 million recorded in SG&A expenses.

(c)	Reflects costs related to the expansion of our Allentown, Pennsylvania, aseptic beverage facility, which were recorded in cost of goods sold.
(d)	Reflects costs to transition premium juice production activities to new contract manufacturers, which were recorded in cost of goods sold.
(e)	Reflects costs related to the start-up of new roasting equipment, which were recorded in cost of goods sold.
(f)

Reflects the recovery from a third-party supplier of $1.2 million of costs we incurred relating to the withdrawal of certain consumer-packaged products due to quality-related issues, which was recorded in cost of goods sold. Costs incurred related to this withdrawal were recognized in cost of goods sold in the fourth quarter of 2016.

Sale of Specialty and Organic Soy and Corn Business - Selected Financial Information

The following table presents for period ended February 22, 2019, and for the quarter and two quarters ended June 30, 2018, a summary of the results of operations of the soy and corn business, consisting of revenues, gross profit, segment operating income/loss and earnings/loss before income taxes. These results exclude management fees charged by Corporate Services. The following table also presents a reconciliation of adjusted EBITDA in connection with this transaction from earnings/loss before income taxes of the soy and corn business, which we consider in this case to be the most directly comparable U.S. GAAP financial measure.

	Period ended	Quarter ended	Two quarters ended
	February 22, 2019	June 30, 2018	June 30, 2018
	$	$	$
Revenues	10,346	29,543	50,942
Gross profit	192	2,778	5,436
Segment operating income (loss)	(187)	2,395	4,670
Earnings (loss) before income taxes	(187)	2,422	4,714
Depreciation	129	217	430
Interest income	-	(27)	(42)
Other income	-	-	(2)
Less costs and expenses to be rationalized	(169)	(901)	(1,896)
Adjusted EBITDA	(227)	1,711	3,204

Segment operating income/loss and adjusted EBITDA are non-GAAP measures. See discussion above under the heading “Segment Operating Income/Loss and Adjusted EBITDA” on the use of these non-GAAP measures.